Exhibit 99
FOR IMMEDIATE RELEASE
JEFFERIES NAMES NEW CHIEF FINANCIAL OFFICER
Mr. Peregrine Broadbent Joins Global, Full-Service Investment Bank
for Growing Companies and their Investors
NEW YORK and LONDON, October 11, 2007 — Jefferies Group, Inc. (NYSE: JEF) today announced the appointment of Peregrine (“Peg”) C. de M. Broadbent as the Firm’s Executive Vice President and Chief Financial Officer.
Mr. Broadbent joins Jefferies from Morgan Stanley, where he worked for 16 years. Most recently, he was a Managing Director and Head of Institutional Controllers (Fixed Income, Equity and Investment Banking), and managed a staff of more than 1,000 people. Prior to joining Morgan Stanley in 1991, Mr. Broadbent was employed by Coopers & Lybrand. Mr. Broadbent received a BSc from the University of Exeter, England and is a Chartered Accountant.
“We are excited to have Peg join Jefferies as we continue to expand and develop our platform,” said Richard B. Handler, Chairman and Chief Executive Officer of Jefferies. “He has the broad, hands-on experience in every aspect of our business that will make him an effective and valuable partner from day one.”
“We look forward to working with Peg as our partner in continuing to build Jefferies on a sound platform of support, information and control,” said Brian P. Friedman, Chairman of the Executive Committee at Jefferies. “As we extend our firm globally, and broaden and deepen our business, Peg’s knowledge, relationships and experience will be vital to Jefferies’ ongoing success.”
Mr. Broadbent is expected to join Jefferies later this quarter and will be based in the Firm’s New York City headquarters. He replaces Joseph A. Schenk, who previously advised Jefferies of his intention to retire at year-end for family reasons. To ensure a smooth transition of the position to Mr. Broadbent, Mr. Schenk will continue at Jefferies through year-end.
Mr. Handler added, “Joe held a key role in our expansion, and we thank him greatly and wish him and his family well on their return to Chicago.”
Jefferies provides full-service investment banking services to growing and mid-sized companies and their investors on a global basis. The Firm’s 2,513 employee-partners serve clients through a network of offices throughout the US and in leading financial centers across Europe and Asia, including London, Paris, Zurich, Tokyo, Shanghai, Singapore and Dubai, with pending office openings in Frankfurt and New Delhi, and a support office in Hong Kong.
Jefferies offers a range of investment banking services in a number of global growth sectors, including cleantech, energy, healthcare, industrial / aerospace & defense, and technology. The

Firm is also a leader in the sale of global equities, convertible and high yield bonds, providing a variety of leading-edge solutions in sales, trading, analysis and investment management.
In the latest twelve months, Jefferies worked on more than 430 transactions worth over $130 billion, with 240 debt and equity capital raisings and 190 merger, acquisition and restructuring engagements.
About Jefferies
Jefferies, a global investment bank and institutional securities firm, has served growing and mid-sized companies and their investors for 45 years. Headquartered in New York, with more than 25 offices around the world, Jefferies provides clients with capital markets and financial advisory services, institutional brokerage, securities research and asset management. The firm is a leading provider of trade execution in equity, high yield, convertible and international securities for institutional investors and high net worth individuals. Jefferies & Company, Inc. is the principal operating subsidiary of Jefferies Group, Inc. (NYSE: JEF; www.jefferies.com). Jefferies International Limited is the UK-incorporated, wholly owned subsidiary of Jefferies Group, Inc.
For further information, please contact:
Tom Tarrant
Director of Marketing
Jefferies & Company, Inc.
T: +1 203 708 5989
E: ttarrant@Jefferies.com
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